STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made effective the 16th day of June, 2005 by and between Jupiter Global Holdings Corp. ("Seller") and Global Bancorp, Inc. ("Buyer").
RECITIALS

WHEREAS, Buyer desires to purchase from Seller 9,200 shares of Voxbox Telecom, Inc., a Nevada corporation, common stock (“the Shares”), no par value and a liability of $420,000 USD the Seller owes to Voxbox Telecom, Inc. .(the "Liability") (see Schedule A for the details of Shares); and

WHEREAS, Seller desires to sell the shares, in a private transaction with Buyer not involving a public offering as that term is used in Section 4(2) of the Securities Act of 1933, as amended, (the "Securities Act").
AGREEMENT

IN CONSIDERATION of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, and the above provisions being incorporated herein, Buyer and Seller agree as follows:

Article 1. Sale Of Stock.

a)	Buyer agrees to purchase the Shares and Liability from Seller who agrees to sell the Shares and Liability for lawful consideration of the following (the "Purchase Price").;
i.	five million (5,000,000) common shares of the Buyer @ $0.01/share (USD fifty thousand dollars - $50,000) and;
ii.	the right to purchase up to 50,000,000 common shares of the Buyer @ $0.01/share for a period of three (3) years from the date above written.
iii.
the right to purchase additional common shares of the Buyer to increase the Seller’s fully diluted equity position to up to 50% of the issued and outstanding shares of the Buyer (for a period of three (3) years from the date above written. The price/share of the common shares referred to in this Section will be calculated as per the following; a discount of 25% to the average of the closing BID price of the five trading days immediately prior to the day the Seller executes its subscription agreement to purchase additional common shares.

Section 2. Delivery Of The Shares.

Upon execution of this Agreement, the Shares as per Schedule A, shall be transferred to the Buyer and good and lawful consideration as per Article 1 from the Buyer shall be transferred to the Seller.

Section 3. Effective Date And Closing.

The closing shall be upon such date as the parties have satisfied their respective obligations and covenants contained herein ("Closing Date"). In the event the closing has not occurred by the Closing Date this Agreement and all obligations thereunder shall terminate.

Section 4. Representations and Warranties Of Seller.

Seller hereby represents and warrants to Buyer that:

A. Authority. This Agreement has been duly executed by Seller. The execution and performance of this Agreement will not violate or result in a breach of, or constitute a default in any agreement, instrument, judgment, order or decree to which Seller is a party or to which Seller is subject.

B. Litigation. The Common Stock is not subject to any claims or causes of action, and Seller in not a defendant, nor a plaintiff against whom a counterclaim has been asserted or reduced to judgment in any litigation. There are no proceedings threatened or pending before any federal, state, or municipal governments, or any department, board, body or agency thereof, involving the Common Stock as of the date hereof.

C. Compliance. Seller will transfer the Common Stock in compliance with applicable laws concerning form, content and manner of preparation and execution.

D. No Encumbrances. Seller will deliver the Common Stock free and clear of any security interests, liens, restrictions, or encumbrances and Seller warrants that it has the full right and power to assign its interest in such shares and enter into and carry out this Agreement subject to satisfaction of Rule 144 of the Securities Act and any other similar rules, laws or regulations affecting the transferability of securities.

Section 4. Representations And Warranties Of Buyer.

Buyer hereby represents and warrants to Seller that:

A. Authority. This Agreement has been duly executed by Buyer and the execution and performance of this Agreement and all action necessary to authorize the signing of this Agreement have been taken. This Agreement will not violate or result in a breach of, or constitute a default in any agreement, instrument, judgment, order or decree to which Buyer is a party or to which Buyer is subject.

B. Security Compliance.

i. The Shares are being acquired in a private transaction and Buyer will not sell, transfer or otherwise dispose of the Shares except in compliance with the Securities Act and any applicable state securities laws, and the Shares are being transferred in reliance on exemptions, including but not limited to Section 4(2) of the Securities Act.

ii Buyer acknowledges that Buyer has been furnished with disclosure documents which Buyer feels are necessary to make an economic decision to acquire the Shares.

iii Buyer further acknowledges that Buyer has had an opportunity to ask questions of and receive answers from duly designated representatives of the Corporation concerning its financial status and the Shares.

iv By reason of Buyer's knowledge and experience in financial and business matters in general, and investments in particular, Buyer is capable of evaluating the merits and bearing the economic risks of an investment in the Shares and fully understands the speculative nature of the Shares and the possibility of such loss.

v. The present financial condition of Buyer is such that it is under no present or contemplated future need to dispose of any portion of the Shares to satisfy an existing or contemplated undertaking, need or indebtedness.

Section 5. GENERAL PROVISIONS.

A. Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

B. Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

C Assignment. Neither party may assign this Agreement without the express written consent of the other party, however, any such Assignment shall be binding on and inure to the benefit of such successor, or, in the event of death or incapacity, on their heirs, executors, administrators and successors of any party.

D Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

E. Venue. A claim or other dispute among the parties whether or not arising from any transaction contemplated (whether or not specifically referred to) by this Agreement shall not be made the subject of litigation until submitted for binding arbitration in the nearest available location as indicated above, or otherwise pursuant to the applicable arbitration law. The parties agree to the exclusive personal and subject matter jurisdiction, and venue of the federal and local courts of Clark County, State of Nevada with respect to all such disputes to the extent legally permissible. These arrangements are being made because of the parties mutual desire to remove uncertainty as to such matters and the location therein of one or more of the parties and their property.

F. Attorney's Fees. If any legal action or other proceeding (non exclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, any successful or prevailing party will be entitled to recover reasonable attorney's fees (including for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

G. Counterparts. It is understood and agreed that this Agreement may be executed in any number of identical counterparts, each of which may be deemed an original for all purposes.

H. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the facsimile transmission may rely upon the electronic facsimile as a signed original of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 16th day of June, 2005.

SELLER:	BUYER:

JUPITER GLOBAL HOLDINGS CORP.	GLOBAL BANCORP, INC.

______________________________	______________________________
Ray Hawkins, President	Romeo (Ray) Prescott, President

SCHEDULE A
LIST OF SHARE CERTIFICATES